Exhibit 99.2

Thomas E. Zelibor, RADM, USN (Ret.) Appointed Chairman of Lightwave Logic, Inc.

October 19, 2011

Thomas E. Zelibor, RADM, USN (Ret.) Appointed Chairman of Lightwave Logic, Inc.

Phillips W. Smith to Retire by Year-End

PR Newswire

NEWARK, Del., Oct. 19, 2011

Phillips W. Smith to Retire by Year-End

NEWARK, Del., Oct. 19, 2011 /PRNewswire/ -- Lightwave Logic, Inc. (OTC Bulletin Board: LWLG), a technology company focused on the development of a Next Generation Non Linear Optical Polymer Materials Platform for applications in high speed fiber-optic data communications and optical computing, announced today that Phillips W. Smith will retire as Chairman of the Board of Directors and that Thomas E. Zelibor will become the new Chairman effective Monday, October 24, 2011.  Phillips W. Smith has served as Lightwave's Chairman since January 2010.

Jim Marcelli, Lightwave Logic's Chief Executive Officer, commented, "Tom Zelibor brings many years of organizational skills and management experience both at the highest level of the military as well as in private industry. He has contributed greatly to the progress we have made from what was initially a research and development organization. Now that we are approaching commercialization of our technology, having Tom on board to navigate our strategic direction should lead to an expansion of shareholder value.

"I would like to thank Phil Smith for his years of service to the company.  Phil remains a strong supporter of Lightwave and a firm believer in the important role that organic nonlinear optical polymers can play to further the evolution of communications and computing technology."

Thomas E. Zelibor stated, "I am honored to have the opportunity to assume a stronger leadership role for Lightwave Logic and the Board of Directors as the Chairman.  I have been involved with Lightwave since 2008 and am eager to assist the management team in improving the vision, operations and communications of this innovative and evolving company."

Phillips W. Smith said, "My decision to step down as Chairman was made in the broader context of my overall retirement.  As such, I will be retiring from all corporate boards by the end of the year.  I look forward to a bright future for Lightwave Logic and believe that the transition from a development stage company to a commercial enterprise is largely underway.  We recently strengthened the Board of Directors with the addition of Dr. Joseph Miller and now under the stewardship of Tom Zelibor I will be leaving the company in very capable hands."

"Powered by Lightwave Logic"

Lightwave Logic, Inc. is a development stage company that is producing prototype electro-optic demonstration devices and is moving toward commercialization of its high-activity, high-stability organic polymers for applications in electro-optical device markets. Electro-optical devices convert data from electric signals into optical signals for use in high-speed fiber-optic telecommunications systems and optical computers. Please visit the Company's website, www.lightwavelogic.com for more information.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

For Further Information Contact:

Steven Cordovano

Lightwave Logic

203-952-6373

steve@lightwavelogic.com